Exhibit 99.1

Akerna Corp. Reports Fiscal Year 2019 Results

Fiscal 2019 Total Revenue increased to approximately $11 Million. MJ Platform continues to demonstrate high SaaS growth, with 55% billings growth for the month of June 2019 compared to June 2018

DENVER, Sept. 23, 2019 (GLOBE NEWSWIRE) -- Akerna Corp. (Nasdaq: KERN) (or the “Company”), a leading cannabis compliance technology provider and developer of the cannabis industry’s first seed-to-sale enterprise resource planning (ERP) software technology – MJ Platform®, today announced financial results for the fiscal year ended June 30, 2019.

Fiscal Year 2019 Financial and Business Metrics Summary

●	For fiscal year 2019, reported record revenues of approximately $11 million, the highest in our history.

●	Secured an important new contract for Leaf Data Systems with the State of Utah.

●	MJ Platform monthly billings increased in the month ended June 30, 2018 to the month ended June 30, 2019 by 55%, continuing to demonstrate high SaaS growth.

●	2019 gross profit margin remained at approximately 58%, in line with our 2018 gross profit margin of 58%.

●	At June 30, 2019, Akerna had approximately $21.9 million in cash.

Fiscal Year 2019 and Recent Highlights

●	November 2018 through April 2019, implemented important technological updates for MJ Platform, Akerna’s premier cannabis compliance tracking platform.

●	May 2019, added Mark D. Iwanowski, former Oracle CIO, to Board of Directors.

●	June 2019, Became the first cannabis compliance technology company to be traded on Nasdaq as Akerna Corp. resulting from the merger of MJ Freeway LLC and MTech Acquisition Holdings Inc.

●	July 2019, expanded further into Europe by serving clients in two additional countries, Italy and Macedonia. Opened a Medellín, Colombia office to serve our growing footprint in South America.

●	July 2019, new partnership with Leafly to provide seamless and real-time data updates.

●	August 2019, awarded new contract from the Utah Department of Health and Department of Agriculture to implement Leaf Data for the state’s new medical cannabis program.

●	August 2019, MJ Freeway named to the Inc. 5000 list of the nation’s fastest-growing private companies.

●	August 2019, Leaf Data and solo sciences partnered to launch solo*TAG™, the world’s first cryptographically-secure, cannabis product authentication system. Exclusively for governments and only available with Leaf Data Systems, our advanced tagging technology combined with a closed-loop platform, significantly improves and strengthens the category of government track-and-trace products.

●	August 2019, announced strategic partnership to integrate Isolocity’s quality management system (QMS), supporting GMP and ISO 9001 compliance, into MJ Platform.

“Our fiscal 2019 results and recent milestones reflect the continued global adoption of both MJ Platform and Leaf Data Systems® by cannabis enterprises and government entities,” stated Akerna Chief Executive Officer Jessica Billingsley. “As cannabis legalization continues to expand, we believe Akerna is well positioned to serve the increasing compliance needs of enterprise cannabis companies. Complementing this, our government software solution provides unparalleled seed-to-sale tracking capabilities. These capabilities were a key factor in our recently being awarded the government contract in Utah. We believe transparency is critical, as regulatory requirements will only grow to ensure patient, public, and product safety.”

Ms. Billingsley continued, “We are also thrilled to have completed our merger with MTech. This transaction provided us a strong balance sheet and Nasdaq listing, which we expect will accelerate our product development efforts to meet the growing compliance needs of the global cannabis market. Looking ahead, being a public company is expected to afford us liquidity to capitalize on growing market demand and continue our organic growth.  We also intend to opportunistically execute on a targeted, accretive acquisition strategy aimed at building scale and enhancing our growth prospects. We are confident in the strength of our business and believe we are well positioned to generate long-term value for our shareholders.”

Financial Results and Business Metrics

Total revenue for the year ended June 30, 2019 was approximately $11 million, a 4.2% increase compared to $10.5 million the previous fiscal year. Please note that our first year of Leaf Data Systems contract with Pennsylvania commenced in the fiscal year which ended June 30, 2018, returning to lower but stable run rates in fiscal year ending June 30, 2019. This one-time spike masks MJ Platform’s high growth.  Revenue reflects continued demand for Akerna’s key commercial software product, MJ Platform.  Monthly billings on MJ Platform increased in the month ended June 30, 2018 to the month ended June 30, 2019 by 55%.  Software revenue in fiscal 2019 was $8.3 million, compared to $8.1 million the prior year. Consulting revenue was $2.4 million, compared to $2.3 million the prior year, driven primarily by the expanding legalized cannabis market.

Cost of revenue was approximately $4.6 million for the fiscal year ended June 30, 2019, compared to $4.4 million for the fiscal year ended June 30, 2018, an increase of approximately 6%. Cost of revenue increased primarily due to an increase in hosting and infrastructure costs incurred to support our Software business of approximately $0.4 million. Additionally, we incurred higher direct labor costs associated with providing the Company’s Consulting services of approximately $0.2 million. These increases in cost of revenue were partially offset by fewer third-party subcontractor costs associated with servicing our Leaf Data Systems clients. Overall, our gross profit margin remained consistent at 58% for the fiscal years ended June 30, 2019 and June 30, 2018.

Operating expenses were $18.7 million for the year ended June 30, 2019, compared to $8.6 million the prior fiscal year. The increase was driven by legal, audit and other professional expenses related to the merger in addition to approximately $3.9 million of non-cash stock-based compensation expenses resulting from issuances of common stock to our employees in connection with our merger, the majority of which was a one-time charge. Akerna generated a net loss of $12.3 million for the twelve-months ended June 30, 2019, compared to a loss of approximately $2.5 million the previous fiscal year.

Akerna’s weighted average number of common shares outstanding for the year ended June 30, 2019 was 6,045,382.

As of June 30, 2019, Akerna had approximately $21.9 million in cash, excluding restricted cash, compared to approximately $1.6 million as of June 30, 2018. The Company had working capital of $22.1 million as of June 30, 2019, compared to $1.6 million as of June 30, 2018.

Conference Call Details

The Company will host a conference call on Monday, September 23, 2019 at 4:30 pm ET / 1:30 pm PT. To participate in the conference call, please dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international). The passcode is 13694602. Please dial into the call at least five minutes before the scheduled start time.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of Akerna’s website, www.akerna.com.

For interested individuals unable to join the live conference call, a replay of the call will be available through October 7, 2019, at (844) 512-2921 (domestic) or (412) 317-6671 (international). The passcode for the call and replay is 13694602.

Note Regarding Use of Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe the below non-GAAP measure is useful in evaluating our operating performance. We use the below non-GAAP financial information, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Monthly Billings

Monthly Billings consists of our total MJ Platform billings plus or minus the change in our deferred revenue in each period. The Monthly Billings metric is intended to reflect sales to new MJ Platform customers plus renewals, recurring subscription customers and additional sales to existing customers. Our management uses Monthly Billings to measure and monitor our sales growth because we generally bill our customers at the time of sale but may recognize a portion of the related revenue ratably over time. For subscriptions, we typically invoice our customers at the beginning of the term, in annual, quarterly or monthly installments. Monthly Billings should be reviewed independent of revenue and does not represent our GAAP revenue on a monthly or annualized basis.  While we believe that Monthly Billings provides valuable insight into the cash that will be generated from sales of our subscriptions, this metric may vary from period-to-period for a number of reasons, and therefore has a number of limitations as a quarter-over-quarter or year-over-year comparative measure. These reasons include, but are not limited to, the following: (i) a variety of contractual terms could result in some periods having a higher proportion of annual subscriptions than other periods; (ii) as we focus on sales to organizations of varying sizes, the lengthening of our sales cycle and the variability in the timing of the execution of larger transactions; (iii) fluctuations in payment terms affecting the billings recognized in a particular period; and (iv) seasonality in our billings, with a greater proportion of our billings occurring in our fourth quarter, following typical enterprise software buying patterns. Because of these and other limitations, you should consider Monthly Billings along with revenue and our other GAAP financial measures.

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to Monthly Billings, for each of the periods presented:

	As of June 30,
	2019	2018
Monthly Billings	$417,163	$268,816
Change in Deferred Revenue during period	(44,755)	(133,639)
Total Revenue	$372,408	$135,177

Monthly Billings grew from approximately $268,816 in June 2018 to $417,163 in June 2019, an increase of 55%. The increase can primarily be attributed to growth in commercial software subscriptions to MJ Platform.

We believe that demand for our MJ Platform software continues to be strong, evidenced by new contract bookings totaling approximately $31 thousand per month on average. This represents the revenue that would be recognized from newly booked clients in a month if they were all currently being billed. A newly booked client in a particular month may include those with actively billed recurring SaaS subscriptions, in addition to those with temporarily suspended subscriptions. An account may be temporarily suspended due to several factors, including:

1.	The client may be awaiting grant of operational license(s) from the state in which the client operates

2.	The client may be awaiting completion of their subscription implementation/setup

3.	Other operational factors which may result in a delay of client operations

We believe that demand for our MJ Platform software continues to be strong due to both the growth of the industries and markets in which we operate in addition to the value proposition that we provide to our customers as both a regulatory compliance solution and a tool to manage and optimize their business operations. Our management evaluates the value that we deliver to our customers based on the ratio of our average customer Lifetime Value (“LTV”) to our average customer acquisition cost (“CAC”). Our LTV to CAC ratio reflects how many times the revenue of a customer covers the cost to obtain that customer assuming an average customer life of 36 months. We calculate LTV by multiplying our average new monthly contract bookings by 36 to reflect our assumed customer life and then divide that by the number of new customers acquired in a month. We then divide that result by our average monthly CAC. Our LTV is approximately four times the costs required to obtain that customer after 36 months.

About Akerna Corp.

Akerna Corp. (NASDAQ:KERN) is a regulatory compliance technology company in the cannabis space. The cornerstones of Akerna’s service offerings are MJ Platform® and Leaf Data Systems®, which are highly-versatile platforms that provide clients and government entities with a central data management system for tracking regulated cannabis products—from seed to product to shelf to customer—through the complete supply chain. Since its founding in 2010, Akerna has tracked approximately $16 billion in cannabis sales across 14 countries and has served clients in 29 states across the U.S. As part of its business strategy, Akerna intends to grow through targeted, strategic acquisitions that are complementary to its current business and organically by accelerating its product development efforts. Akerna is based in Denver. More information is available online at www.akerna.com.

Forward-Looking Statements

Certain statements made in this release and in any accompanying statements by management are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of significant known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Akerna’s control, that could cause actual results or outcomes (including, without limitation, the results of Akerna’s contracts, strategic initiatives and business plans as described herein) to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include (i) Akerna’s ability to recognize the anticipated benefits of being a public company, (ii) competition, (iii) Akerna’s ability to grow and manage growth profitably, (iv) Akerna’s ability to maintain relationships with customers and suppliers and retain its management and key employees, (v) costs related to being a public company, (vi) changes in applicable laws or regulations, (vii) Akerna’s ability to identify and integrate acquisitions and achieve expected synergies and operating efficiencies in connection with acquired businesses, (viii) and other risks and uncertainties disclosed from time to time in Akerna’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein.  Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those vary from forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial and other information, are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Akerna’s control. All information herein speaks only as of the date hereof, in the case of information about Akerna, or the date of such information, in the case of information from persons other than Akerna. Akerna undertakes no duty to update or revise the information contained herein. Forecasts and estimates regarding Akerna’s industry and end markets are based on sources believed to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Akerna Media Contact
Jeannette Horton
Akerna Public Relations
press@akerna.com
404-644-0319

Investor Contact
Jason Assad
Akerna Investor Relations
IR@akerna.com
(678) 570-6791

MJ Freeway
Balance Sheet
	6/30/18	6/30/19
	as filed
Current Assets
Cash	1,572,090	21,867,289
Restricted Cash	1,000,311	500,000
Accounts receivable Net	254,092	1,577,708
Prepaid Expenses	191,238	577,674

Total Current Assets	3,017,731	24,522,671

Current Liabilities
Accounts Payable	550,437	1,317,566
Accrued Liabilities	373,834	500,550
Deferred Revenue	469,631	624,387
Total Current Liabilities	1,393,902	2,442,503

Members Equity
Series B	12,463,594
Series A	2,000,000
Series C
Common Units	100,000	1,059
APIC		47,325,421
Accumulated Deficit	(12,939,765)	(25,246,312)
Total Members equiy	1,623,829	22,080,168

Total Liabilities and members equity	3,017,731	24,522,671

Statement of Operations

	6/30/18	6/30/19
	as filed
Revenues
Software	8,082,424	8,256,492
Consulting	2,281,836	2,403,797
Other	112,523	259,496
Total Revenues	10,476,783	10,919,785

Cost of Revenues	4,361,963	4,633,844

Gross profit	6,114,820	6,285,941

Operating Expenses
Product development	2,645,093	5,565,097
Selling, general, and administrative	5,932,887	13,136,522
Total Operating expenses	8,577,980	18,701,619

Loss from Operations	(2,463,160)	(12,415,678)

Other income (expenses)
Interest	5,841	91,239
Other	(30,990)	17,892
Total other expenses	(25,149)	109,131

Net Loss	(2,488,309)	(12,306,547)

MJ Freeway

Cash Flow Statement

6/30/19

Net loss	(12,306,547)

Bad debt	345,941
Noncash compensation expense	3,884,111
Expenses paid by MTech	-
Change in assets and liabilities	-
Accounts receivable	(1,669,557)
Prepaid expenses and other current assets	(351,144)
Accounts payable	767,129
Accrued liabilities	126,716
Deferred revenue	154,756
-

Net Operating	(9,048,595)

Principal payments on long-term debt	-
Issuance of long-term debt	-
Distributions to members	-
-
-
Roll-up of MTech before the merger	-
Cash received from issurance of C Series units	10,000,000
Proceeds from private placement of common stock, net of offering costs
Distribution to former stockholders in connection with reverse merger	-
Issuance of Series B Preferred Units for cash	-

Net Financing Activities	10,000,000

Cash received in connection with reverse recapitalization	9,643,475
Cash received in connection with PIPE investments	9,200,008
Net Investing Activities	18,843,483

Net Change in cash and restricted cash	19,794,888

Beginning Balance cash and restricted cash	2,572,401

Ending Balance cash and restricted cash	22,367,289

Non cash additions:
Common Units no longer subject to buy-back provision
Noncontrolling interest